Exhibit 21.1

Subsidiaries of the Registrant

Entity	Jurisdiction of Formation

Verra Mobility Holdings, LLC	Delaware

Greenlight Holding Corporation	Delaware

Greenlight Intermediate Holding Corporation	Delaware

Greenlight Acquisition Corporation	Delaware

VM Consolidated, Inc.	Delaware

American Traffic Solutions, Inc.	Kansas

LaserCraft, Inc.	Georgia

Mulvihill ICS, Inc.	New York

Mulvihill Electrical Enterprises, Inc.	New York

American Traffic Solutions Consolidated, L.L.C.	Delaware

American Traffic Solutions, L.L.C.	Delaware

ATS Processing Services, L.L.C.	Delaware

PlatePass, L.L.C.	Delaware

ATS Tolling LLC	Delaware

Sunshine State Tag Agency LLC	Delaware

Auto Tag of America LLC	Delaware

Auto Titles of America LLC	Delaware

Highway Toll Administration, LLC	New York

Canadian Highway Toll Administrations, Ltd	British Columbia

Toll Buddy, LLC	Delaware

Violation Management Solutions, LLC	Delaware

Euro Parking Collection, plc	England and Wales

Contractum Limited	England and Wales

EPC Hungary Kft	Hungary

EPC Finance Limited	England and Wales